Exhibit 4.2

LEGG MASON, INC.,

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of March 22, 2016

to

INDENTURE

Dated as of January 22, 2014

$450,000,000 4.750% Senior Notes due 2026

TABLE OF CONTENTS

i

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 22, 2016 (this “Supplemental Indenture”), between LEGG MASON, INC., a Maryland corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of January 22, 2014 (the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), the terms of which are to be determined as set forth in Section 301 of the Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, without the consent of any Holders, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to establish the form or terms of securities of any series as permitted by Sections 201 and 301 of the Indenture; and

WHEREAS, pursuant to this Supplemental Indenture, the Company desires to create a new series of Securities under the Indenture, to be titled the 4.750% Senior Notes due 2026 in an initial aggregate principal amount of $450,000,000 (the “Notes”) and to establish the forms and the terms, conditions, rights and preferences thereof;

WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Indenture and this Supplemental Indenture has been duly taken; and

WHEREAS, all acts and requirements necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture and this Supplemental Indenture, the valid and binding obligations of the Company and to make this Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done and performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND PROVISIONS OF GENERAL APPLICATION

Section 1.01. Relationship with Indenture. With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern with respect to the Notes. The words “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this Supplemental Indenture.

Section 1.02. Definitions. All terms contained in this Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings defined in the Indenture. Solely with respect to the Notes and this Supplemental Indenture, the following definitions shall be added to Section 101 of the Indenture and replace any existing definitions (as applicable) in the Indenture, each in appropriate alphabetical order, unless the context requires otherwise.

“Below Investment Grade Rating Event” means the Notes are unrated or rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event); and provided further that the Trustee shall have no obligation to make such a written request unless and until the Company, a Holder of a Note or a beneficial owner of a Note has requested the Trustee to make such a written request, has given the Trustee the necessary contact information for the Rating Agencies, has given the Trustee a form of such request to the Rating Agencies and has provided the Trustee with reasonably sufficient information regarding the particular reduction in rating.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the wholly owned Subsidiaries of the Company;

(b) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in

Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50 percent of the Company’s Voting Stock, measured by voting power rather than number of shares;

(d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person, immediately after giving effect to such transaction;

(e) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(f) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision).

Notwithstanding the foregoing, a transaction effected to create a holding company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the Holders of the Voting Stock of such holding company immediately following such transaction are the same as the Holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1) was a member of the Company’s Board of Directors on the first date that the Notes were issued; or

(2) was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Definitive Note” means a definitive Note in certificated form and registered in the name of the Holder thereof and issued in accordance with the terms of the Indenture, substantially in the form of Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the Schedule of Exchanges of Note attached thereto.

“Global Note Legend” means the legend set forth in Section 2.06(f) of this Supplemental Indenture, which is required to be placed on all Global Notes issued under the Indenture and this Supplemental Indenture.

“Global Notes” means, individually and collectively, Notes substantially in the form of Exhibit A that bear the Global Note Legend, that have the Schedule of Exchanges of Note attached thereto and that are deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Indenture” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Independent Investment Banker” means any of the Reference Treasury Dealers appointed by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means, with respect to the Notes being issued on the date hereof, the date hereof and with respect to any additional Notes, the date of original issuance of such additional Notes.

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto, including a replacement rating agency selected by the Company as provided in the definition of Rating Agency.

“Notes” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors and any other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) appointed from time to time by the Company; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute for such entity another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to, but excluding, such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto, including a replacement rating agency selected by the Company as provided in the definition of Rating Agency.

“Securities” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Significant Subsidiary” means a Subsidiary of the Company, including its Subsidiaries, which meets any of the following conditions: (1) the Company’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 25 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed combination between entities under common control, this condition is also met when the number of common shares exchanged or to be exchanged by the Company exceeds 25 percent of its total common shares outstanding at the date the combination is initiated); or (2) the Company’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 25 percent of the total assets of the Company’s and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

or (3) the Company’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exclusive of amounts attributable to any non-controlling interests exceeds 25 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” when used in connection with a Person that is not the Company has a correlative meaning to that set forth in the Indenture substituting the Person for the Company.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 1.03. Applicability. The provisions contained in this Supplemental Indenture shall apply only to the Notes and not to any other series of Securities issued under the Indenture and any covenants provided herein are solely for the benefit of the Holders of the Notes and not for the benefit of the Holders of any other series of Securities issued under the Indenture.

ARTICLE 2

THE NOTES

Section 2.01. Issue Of Notes. A new series of Securities is to be issued under the Indenture as supplemented by this Supplemental Indenture. The series shall be titled the “4.750% Senior Notes due 2026.”

Section 2.02. Form Of Notes, Authentication Certificate. The new series of Notes initially shall be issuable in the form of one or more Global Notes, registered in the name of the Depositary or its nominee. The Depository Trust Company shall be the Depositary for such Global Notes. The form and terms of the Notes and the Trustee’s certificate of authentication shall be substantially as set forth in Exhibit A hereto. Except as otherwise provided herein, the Notes shall in all respects be subject to the terms, conditions and covenants of the Indenture as supplemented by this Supplemental Indenture (including the form of Note set forth as Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture for all intents and purposes).

Section 2.03. Additional Notes. The Company will initially issue $450,000,000 aggregate principal amount of the Notes. The Company may, without notice to or the consent of the Holders or beneficial owners of the Notes, issue in a separate offering additional Notes having the same ranking, interest rate, maturity and other terms as the Notes (except for the Issue Date and public offering price and, if applicable, the initial Interest Payment Date and initial interest accrual date). No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes. Any additional Notes, together with the original Notes, will constitute a single series under the Indenture as supplemented by this Supplemental Indenture. Such additional Notes will be fungible with the Outstanding Notes for United States federal income tax purposes or will be issued under a separate CUSIP number.

Section 2.04. Terms Of Notes Incorporated. The terms and provisions contained in the form of Notes attached as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.05. Global Notes. The Notes will be represented by one or more Global Notes. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a Participant or Indirect Participant.

Section 2.06. Transfer And Exchange of Notes. (a) Global Notes. A Global Note may not be transferred as a whole except by the Depositary (who shall initially be DTC) to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Notes unless (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor Depositary within 90 days after receiving such notice or becoming aware of such condition; (ii) the Company, at its option but subject to Depositary procedures, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes in exchange for Global Notes (in whole but not in part); or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and the Depositary requests such exchange. Upon the occurrence of any of the preceding events in subclauses (i), (ii) or (iii) of this Section 2.06(a) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 of the Indenture. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereby.

(b) Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the applicable procedures of the Depositary, Euroclear and Clearstream. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable:

(i) Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Beneficial Interests in Global Notes. If not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Trustee either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Trustee containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.06(g).

(c) Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Trustee through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of a Global Note pursuant to Section 2.06(g).

(e) Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes, the Trustee shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Trustee the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Trustee duly executed by such Holder or by its attorney, duly authorized in writing.

(f) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE TO THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Exchanges of Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other

Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)	General Provisions.

(i) To permit registrations of transfers and exchanges permitted hereunder, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Trustee’s request in accordance with the Indenture.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(iii) The Trustee shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Paying Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 307 of the Indenture) interest on such Notes and for all other purposes, and none of the Trustee, the Paying Agent or the Company shall be affected by notice to the contrary.

(vii) Neither the Trustee nor the Security Registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. Neither the Trustee nor the Security Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture, the Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Supplemental Indenture and Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof or thereof.

ARTICLE 3

LIMITATION ON LIENS

Section 3.01. Limitation on Liens. The Company will not, and will not cause or permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a Lien on any Voting Stock or profit participating equity interests of any Significant Subsidiary, without providing that the Notes (together with, if the Company shall so determine, any other indebtedness of, or guarantee by, the Company ranking equally with the Notes) will be secured equally and ratably with or prior to all other indebtedness secured by such Lien on the Voting Stock or profit participating equity interests of such Significant Subsidiary.

ARTICLE 4

OPTIONAL REDEMPTION

Section 4.01. Make-Whole Call. The Company has the option to redeem all or a portion of the Notes at any time, or from time to time, on no less than 30 nor more than 60 days’ notice delivered to Holders thereof, at a “Redemption Price” equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.45% (45 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the Redemption Date, provided that the principal amount of any Note remaining outstanding after a redemption shall be $2,000 or a higher integral multiple of $1,000. The Company shall give the Trustee written notice of the Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

ARTICLE 5

CHANGE OF CONTROL REPURCHASE EVENT

Section 5.01. Offer to Repurchase Upon A Change Of Control Repurchase Event. (a) If a Change of Control Repurchase Event occurs, the Company will make an offer to each Holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus any accrued and unpaid interest on the Notes to be repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will deliver a notice to each Holder of Notes describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 5, the Notes or the Indenture by virtue of such conflict.

(b) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Company’s offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of the Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(c) The Paying Agent will promptly deliver to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

(d) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Amendments To This Supplemental Indenture And The Notes. Subject to the rights of the Company and the Trustee set forth in Section 901 of the Indenture and in addition to the rights of the Holders of the Notes set forth in Section 902 of the Indenture, the Company and the Trustee may enter into a supplemental indenture to the Indenture or this Supplemental Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or this Supplemental Indenture which affect the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture or this Supplemental Indenture only, in each case, with the consent of Holders of a majority in principal amount of all Outstanding Notes.

Section 6.02. Certain Trustee Matters. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Section 6.03. Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as further supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 6.04. Provisions Binding On Company’s Successors. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by the Company shall bind its successors and assigns whether so expressed or not.

Section 6.05. Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile.

LEGG MASON, INC.

By:	/s/ Jeffrey A. Nattans
Name: Jeffrey A. Nattans
Title: Executive Vice President

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

Exhibit A

Form of Note

[FACE OF NOTE]

LEGG MASON, INC.

4.750% Senior Note due 2026

[CUSIP / CINS / COMMON CODE]

Dated: [●]

No. [●]	[Initially][1] $[●]

LEGG MASON, INC., a Maryland corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                     , or its registered assigns, the principal sum of $             DOLLARS [or such other amount as indicated on the Schedule of Exchanges of Note attached hereto]2 on March 15, 2026.

Interest Rate: 4.750% per annum.

Interest Payment Dates: March 15 and September 15, commencing on                     .

Regular Record Dates: March 1 and September 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[1]	Include in Global Note.
[2]	Include in Global Note.

A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile.

LEGG MASON, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

Dated:

[REVERSE SIDE OF NOTE]

LEGG MASON, INC.

4.750% Senior Note Due 2026

1.	Title of Series; Indenture.

This is one of a series of Securities issued under the indenture dated as of January 22, 2014 (as amended from time to time, the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of March 22, 2016 (the “Supplemental Indenture”) between the Company and the Trustee. The Base Indenture as so supplemented by the Supplemental Indenture is referred to herein as the “Indenture.” The title of the Securities of this series is 4.750% Senior Notes due 2026 (the “Notes”). Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Indenture limits the original aggregate principal amount of the Notes to $450,000,000, but additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such additional Notes will form a single series of Securities.

2.	Principal and Interest.

The Company promises to pay the principal of this Note on March 15, 2026. The Company promises to pay interest on the principal amount of this Note until the principal of this Note is paid or made available for payment on each Interest Payment Date, as set forth on the face of this Note, at the rate of 4.750% per annum.

Interest will be payable semiannually on each Interest Payment Date, to the Holders of record of the Notes at the close of business on the March 1 or September 1 (whether or not a Business Day) immediately preceding the Interest Payment Date, commencing             , 20    .

Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid or duly provided for, from [March 22, 2016].3 Interest will be computed on the basis of a 360-day year of twelve 30-day months.

[3]	For additional Notes the date inserted here should be the most recent interest payment date or, if none, March 22, 2016.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date as further described in the Indenture.

3.	Redemption and Repurchase.

This Note is subject to optional redemption, and may be the subject of an offer to purchase upon the occurrence of a Change of Control Repurchase Event, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.	Defaults and Remedies.

If one of certain Events of Default, as defined in the Indenture, occurs with respect to the Notes and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency Default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.	Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity or correct or supplement any provision that may be inconsistent with any other provision, in each case if such amendment or supplement does not adversely affect the interests of the Holders of the Notes in any material respect.

7.	Authentication.

This Note is not valid until the Trustee signs the certificate of authentication on the other side of this Note.

8.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

[SCHEDULE OF EXCHANGES OF NOTE]4

The following exchanges of a part of this Global Note for Definitive Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

[4]	For Global Notes

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered other than to and in the name of the registered holder.

Fill in for registration of Notes if to be delivered other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code) Please print name and address

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

A-8